Exhibit 99

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG REPORTS THIRD-QUARTER DILUTED EPS OF $0.69 AND
ADJUSTED DILUTED EPS OF $1.13
———————————
ADJUSTS 2016 FINANCIAL GUIDANCE

NASHVILLE, Tenn. ─ (November 1, 2016) ─ AMSURG Corp. (NASDAQ: AMSG) today announced financial results for the third quarter and nine months ended September 30, 2016. The Company’s results for the quarter, compared with the third quarter of 2015, included:

•	Net revenues of $822.2 million, up 26% from $650.2 million for the third quarter of 2015;

•
Net earnings attributable to AMSURG common shareholders of $37.7 million, a decline of 7%, and $0.69 per diluted share, a decline of 17%, primarily due to transaction costs related to AMSURG’s proposed merger with Envision Healthcare and to AMSURG’s deconsolidation activities;

•	An increase of 22% in adjusted net earnings to $64.9 million;

•
A 10% increase in adjusted net earnings per diluted share to $1.13, on a 12% increase in diluted shares outstanding, if converted, primarily due the Company’s December 2015 public offering of common stock; and

•	Adjusted EBITDA of $153.0 million, an increase of 15%.

See page 6 for a reconciliation of all GAAP and non-GAAP financial results.

“AMSURG produced strong revenue growth for the third quarter of 2016, increasing more than 20% before the impact of consolidating a Physician Services joint venture,” commented Christopher A. Holden, President and Chief Executive Officer of AMSURG. “This revenue growth primarily resulted from the substantial success of our acquisition strategy, which, over the 12 months prior to the end of the third quarter, included the deployment of more than $1 billion of acquisition capital. In addition, third-quarter revenues benefitted from same contract revenue growth of 7.5% in our Physician Services division and 2.3% in our Ambulatory Services division.

“We remain on pace to complete our transformative merger with Envision Healthcare. We and Envision have received the required antitrust approvals and scheduled our respective Special Meeting of Shareholders to vote on the merger on November 28, 2016. Subject to Envision and AMSURG shareholder approval and the satisfaction or waiver of other customary closing conditions, we continue to expect to complete the merger by the end of 2016. On completion, this merger will create a national provider of a broad, unique continuum of clinical network solutions, including multiple outsourced physician specialties, such as emergency, hospitalist, anesthesia, radiology and children’s services, as well as solutions for ambulatory surgery, post-acute care and medical transportation.

“During the third quarter, Ambulatory Services acquired three ambulatory surgery centers (ASCs), including two multi-specialty centers and one gastroenterology center. Physician Services completed two acquisitions of anesthesia practices. We continue to evaluate additional potential acquisitions in our strong pipeline, including opportunities for Ambulatory Services and across all our Physician Services specialties. In the first nine months of 2016, we deployed over $350 million of capital for acquisitions, which we expect to increase to approximately $400 million for the full year.

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AMSG Reports Third-Quarter Results

November 1, 2016

Ambulatory Services

Net revenues for the third quarter of 2016 were $314.6 million, a 1.8% increase from $309.0 million for the third quarter of 2015. While Ambulatory Services operated a total of 260 ASCs at the end of the third quarter of 2016 compared with 253 at the end of the third quarter last year, nine ASCs were deconsolidated during the 12 months ended September 30, 2016, which contributed incremental revenues of $11.4 million for the third quarter of 2015. The 2.3% increase in same center revenues for the third quarter of 2016 compared with the third quarter of 2015 was comprised of a 1.0% increase in procedures and a 1.3% increase in net revenue per procedure. Adjusted EBITDA increased 10.4% for the third quarter to $61.1 million from $55.4 million for the third quarter last year.

Ambulatory Services operated 260 ASCs and one surgical hospital at September 30, 2016. In addition to acquiring three ASCs during the quarter, Ambulatory Services disposed of one ASC. The division had two ASCs under letter of intent at the end of the quarter, and one ASC was under development, which is expected to open in the fourth quarter of 2016.

Physician Services

Net revenues for Physician Services were $507.6 million for the third quarter of 2016, a 48.8% increase from $341.2 million for the third quarter of 2015. This growth reflected the consolidation for accounting purposes of a joint venture into the Physician Services results of operations, due to an expansion of certain powers provided to the officers of the joint venture. This consolidation accounted for $35.0 million of the $166.4 million growth in revenues for the quarter, a portion of the growth in various operating expenses and the decline in equity in earnings of unconsolidated affiliates for the quarter. The consolidation did not affect the dollar amounts of measures of profitability, including operating income, EBITDA and net earnings attributable to AMSURG common shareholders. However, profit margins were impacted by the additional revenue. Adjusted EBITDA was $91.9 million for the quarter, up 18.1% from $77.8 million for the third quarter of 2015, and adjusted EBITDA margin was 18.1% compared with 22.8%, with a significant portion of the margin decline related to the consolidation of the joint venture.

The comparable-quarter growth in Physician Services revenues was comprised of an increase of 5.9% in same-contract revenues, 1.0% in net new contract revenues, 31.6% in acquisition revenues and 10.3% in revenues resulting from the consolidation of the joint venture. Same-contract growth in net revenues totaled 7.5% for the third quarter of 2016, which included a 2.9% increase in patient encounters per day and a 4.6% increase in net revenue per patient encounter.

Liquidity

At September 30, 2016, AMSURG had cash and cash equivalents of $106.1 million and availability of $100 million under its revolving credit facility. Net cash flows from operations, less distributions to noncontrolling interests, were $109.7 million, excluding transaction costs, for the third quarter. The Company’s ratio of total debt at the end of the second quarter to trailing 12 months EBITDA as calculated under the Company’s credit agreement was 4.2.

Guidance

AMSURG today increased its 2016 financial guidance for net revenues based on third-quarter results, the outlook for the fourth quarter and the continuing impact of the joint venture consolidation. The Company also provided financial guidance for the fourth quarter of 2016. The Company’s guidance does not include any impact from the completion of the proposed merger with Envision. If the completion of the merger occurs before the end of 2016, actual results of operations for 2016 could differ from this guidance. The Company’s financial and operating guidance is as follows:

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AMSG Reports Third-Quarter Results

November 1, 2016

•	Revenues of $3.15 billion to $3.17 billion for 2016 compared with $3.05 billion to $3.09 billion previously;

•
A same-center revenue increase of 4% to 5% for Ambulatory Services for 2016, compared with 4% to 6% previously, and same-contract revenue growth of 6% to 8% for Physician Services, compared with 4% to 6% previously;

•	Adjusted EBITDA of $592 million to $598 million for 2016, compared with $592 million to $601 million previously;

•	Adjusted EPS of $4.28 to $4.33 for 2016, compared with $4.28 to $4.35 previously; and

•	For the fourth quarter of 2016, adjusted EPS of $1.23 to $1.28.

Non-GAAP Adjusted EBITDA guidance for the full year of 2016 excludes interest expense, income taxes, depreciation, amortization, share-based compensation, transaction costs, changes in contingent purchase price consideration, gain or loss on deconsolidations and discontinued operations. Non-GAAP Adjusted EPS guidance for the fourth quarter and full year of 2016 exclude acquisition-related transaction costs, acquisition-related amortization expense, gains and losses on future deconsolidation transactions and share-based compensation expense, net of the tax impact thereon. The exact amount of such exclusions are not currently determinable but may be significant and may vary significantly from period to period (see page 6 for a reconciliation of all GAAP and non-GAAP financial results).

Conference Call

AMSURG Corp. will hold a conference call to discuss this release today, November 1, 2016, at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investors” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.

Safe Harbor

This press release contains forward-looking statements, including the Company’s financial and operating guidance for the fourth quarter and full year of 2016. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, but not limited to, the following risks: we may face challenges managing our Physician Services Division as a new business and may not realize anticipated benefits; we may become subject to investigations by federal and state entities and unpredictable impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; there may be governmental or commercial health changes designed to reduce the number of surgical procedures; we may fail to comply with applicable laws and regulations including the federal Anti-Kickback statue and similar state laws; we may not be able to successfully maintain effective internal controls over financial reporting; we may not be able to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the attention of management may be diverted by the process of making new acquisitions; the risks associated with our ability to consummate the business combination with Envision and the timing of the closing of the business combination; the ability to successfully integrate our and Envision’s operations and employees; the ability to realize the anticipated benefits and synergies of the business combination with Envision; the potential impact of the announcement of the business combination or consummation of the transaction on relationships, including with our employees, customers and competitors; our substantial indebtedness and restrictions in our debt instruments could adversely affect our business or our ability to implement our growth strategy, or limit our ability to react to changes in the economy or our industry; we may not generate sufficient cash to service our indebtedness, including any future indebtedness; restricted covenants in our indenture documents may restrict our business strategies or could result in an acceleration of our debt; regulatory changes may obligate us to buy out interests of physicians who are minority owners of our surgery

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AMSG Reports Third-Quarter Results

November 1, 2016

centers; we may not be able to successfully maintain our information systems and processes, implement new systems and processes, and maintain the security of those systems and processes; we may fail to effectively and timely transition to the ICD-10 coding system; we may fail to effectively manage and implement security measures protecting our information technology systems to protect confidential data; our disaster recovery systems or management continuity plans may be disrupted; we may face shortages or quality control issues of products, equipment, and medical supplies that could adversely affect our operations and profitability; enforcement authorities may conclude that our market share in any particular market is too concentrated or our clients’ commercial payor contract negotiating practices are illegal; we may be subject to litigation and investigations and liability claims for damages and other expenses not covered by insurance; we may be required to write-off a portion of our intangible assets; payments from third-party payors, including government healthcare programs, may decrease or not increase as our costs increase; there may be adverse developments affecting the medical practices of our physician partners; we may not be able to maintain favorable relations with our physician partners; our physician partners may fail to perform on their pro rata share of any indebtedness or lease agreements; we may not be able to grow our ambulatory services revenue by increasing procedure volume while maintaining operating margins and profitability at our existing surgery centers; we may not be able to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors beyond our control may affect our business; our legal responsibility to minority owners of our surgery centers may conflict with our interests and prevent us from acting solely in our best interests; we may be adversely impacted by changes in patient volume and patient mix; several client relationships generate a significant portion of our physician services revenues; our physician services contracts may be cancelled or not renewed or we may not be able to enter into additional contracts under terms acceptable to us; reimbursement rates, revenue and profit margin under our fee-for-service physician services payor contracts may decrease; we may not be able to timely or accurately bill for services; laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; we may not be able to enroll our physician services providers in the Medicare and Medicaid programs on a timely basis; our strategic partnerships with healthcare providers may not be successful; our segments of the market for medical services have a high level of competition; we may not be able to successfully recruit and retain physicians, nurses and other clinical providers; we may not be able to accurately assess the costs we will incur under new contracts; our margins may be negatively impacted by cross-selling to existing clients or selling bundled services to new clients; we may not be able to enforce non-compete agreements with our physicians and other clinical employees in some jurisdictions; there may be unfavorable changes in regulatory, economic and other conditions in the states where we operate; legislative or regulatory action may make our captive insurance company arrangement less feasible or otherwise reduce our profitability; our reserves with respect to our losses covered under our insurance programs may not be sufficient; and the other risk factors are described in AMSURG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Current Report on Form 8-K dated August 4, 2016, each as updated by other filings with the Securities and Exchange Commission. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AMSURG disclaims any intent or obligation to update these forward-looking statements.

About AMSURG

AMSURG’s Ambulatory Services Division acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the U.S. AMSURG’s Physician Services Division, Sheridan, provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities throughout the U.S., primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of September 30, 2016, AMSURG owned and operated 260 ASCs and one surgical hospital in 35 states and the District of Columbia and provided physician services to more than 550 healthcare facilities in 32 states. AMSURG has partnerships with, or employs, over 6,500 physicians and other healthcare professionals in 40 states and the District of Columbia.

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AMSG Reports Third-Quarter Results

November 1, 2016

AMSURG CORP. Unaudited Selected Consolidated Financial and Operating Data (In thousands, except earnings per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
Statement of Earnings Data:	2016	2015	2016	2015
Revenues	$968,822	$712,719	$2,646,940	$2,058,649
Provision for uncollectibles	(146,606)	(62,492)	(341,547)	(196,027)
Net revenue	822,216	650,227	2,305,393	1,862,622
Operating expenses:
Salaries and benefits	461,281	327,532	1,275,131	950,107
Supply cost	47,952	45,638	144,618	134,012
Other operating expenses	114,928	98,852	333,755	294,424
Transaction costs	16,906	2,107	23,431	5,560
Depreciation and amortization	31,585	24,106	90,711	70,536
Total operating expenses	672,652	498,235	1,867,646	1,454,639
Net gain on disposals and deconsolidations	4,144	9,112	6,739	5,854
Equity in earnings of unconsolidated affiliates	4,445	4,935	18,375	11,575
Operating income	158,153	166,039	462,861	425,412
Interest expense, net	32,915	30,242	95,638	90,671
Earnings before income taxes	125,238	135,797	367,223	334,741
Income tax expense	29,658	37,518	83,820	76,960
Net earnings	95,580	98,279	283,403	257,781
Less net earnings attributable to noncontrolling interests	55,626	55,618	166,517	160,407
Net earnings attributable to AmSurg Corp. shareholders	39,954	42,661	116,886	97,374
Preferred stock dividends	(2,264)	(2,264)	(6,792)	(6,792)
Net earnings attributable to AmSurg Corp. common shareholders	$37,690	$40,397	$110,094	$90,582

Net earnings per share attributable to common shareholders:
Basic	$0.70	$0.85	$2.05	$1.90
Diluted	$0.69	$0.83	$2.03	$1.89
Weighted average number of shares and share equivalents outstanding:
Basic	53,757	47,707	53,720	47,652
Diluted	54,258	51,275	54,152	48,050

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AMSG Reports Third-Quarter Results

November 1, 2016

AMSURG CORP. Unaudited Selected Consolidated Financial and Operating Data, continued (In thousands, except earnings per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of net earnings to Adjusted net earnings (1):
Net earnings attributable to AmSurg Corp. shareholders	$39,954	$42,661	$116,886	$97,374
Amortization of purchased intangibles	19,118	12,681	55,002	37,593
Share-based compensation	6,175	3,727	21,243	11,319
Transaction costs	16,906	2,107	23,431	5,560
Net gain on disposals and deconsolidations	(4,144)	(9,112)	(6,739)	(5,854)
Net change in fair value of contingent consideration	—	1,928	(2,598)	8,338
Total pre-tax adjustments	38,055	11,331	90,339	56,956
Tax effect	13,072	946	32,525	19,669
Total adjustments, net	24,983	10,385	57,814	37,287
Adjusted net earnings	$64,937	$53,046	$174,700	$134,661

Basic shares outstanding	53,757	47,707	53,720	47,652
Effect of dilutive securities, options and non-vested shares	3,630	3,568	3,561	3,534
Diluted shares outstanding, if converted	57,387	51,275	57,281	51,186

Adjusted earnings per share	$1.13	$1.03	$3.05	$2.63

Reconciliation of net earnings to Adjusted EBITDA (2):
Net earnings attributable to AmSurg Corp. shareholders	$39,954	$42,661	$116,886	$97,374
Interest expense, net	32,915	30,242	95,638	90,671
Income tax expense	29,658	37,518	83,820	76,960
Depreciation and amortization	31,585	24,106	90,711	70,536
EBITDA	134,112	134,527	387,055	335,541
Adjustments:
Share-based compensation	6,175	3,727	21,243	11,319
Transaction costs	16,906	2,107	23,431	5,560
Net gain on disposals and deconsolidations	(4,144)	(9,112)	(6,739)	(5,854)
Net change in fair value of contingent consideration	—	1,928	(2,598)	8,338
Total adjustments	18,937	(1,350)	35,337	19,363
Adjusted EBITDA	$153,049	$133,177	$422,392	$354,904

Segment Information:
Ambulatory Services Adjusted EBITDA	$61,111	$55,353	$176,483	$162,965
Physician Services Adjusted EBITDA	91,938	77,824	245,909	191,939
Adjusted EBITDA	$153,049	$133,177	$422,392	$354,904

Net Revenue by Segment:
Ambulatory Services	$314,609	$308,983	$941,490	$903,884
Physician Services	507,607	341,244	1,363,903	958,738
Total net revenue	$822,216	$650,227	$2,305,393	$1,862,622
See footnotes on page 10

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AMSG Reports Third-Quarter Results

November 1, 2016

AMSURG CORP. Unaudited Selected Consolidated Financial and Operating Data, continued

Operating Data- Ambulatory Services:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Procedures performed during the period at consolidated centers	429,621	434,720	1,283,145	1,280,541
Centers in operation, end of period (consolidated)	238	240	238	240
Centers in operation, end of period (unconsolidated)	22	13	22	13
Average number of continuing centers in operation (consolidated)	237	239	237	237
New centers added, during period	3	3	7	7
Centers merged into existing centers, during period	—	—	1	—
Centers disposed, during period	1	—	3	—
Centers under development, end of period	1	1	1	1
Centers under letter of intent, end of period	2	5	2	5
Average revenue per consolidated center (in thousands)	$1,326	$1,295	$3,981	$3,810
Same center revenues increase (consolidated)	2.3%	6.6%	5.2%	5.5%
Surgical hospitals in operation, end of period (unconsolidated)	1	1	1	1

Operating Data- Physician Services:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Contribution to Net Revenue Growth:
Same contract	5.9%	7.6%	6.6%	7.9%
New contract	1.0	2.9	1.0	2.3
Acquired contract and other (1)	41.9	15.4	34.7	11.4
Total net revenue growth	48.8%	25.9%	42.3%	21.6%

Same contract revenue growth	7.5%	10.1%	7.6%	10.4%

(1) Includes net revenue growth related to the consolidation of a previously unconsolidated affiliate of 10.3% and 3.7% for the three and nine months ended September 30, 2016, respectively.

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AMSG Reports Third-Quarter Results

November 1, 2016

AMSURG CORP. Unaudited Selected Consolidated Financial and Operating Data, continued (In thousands)

	September 30,	December 31,
Balance Sheet Data:	2016	2015
Assets
Current assets:
Cash and cash equivalents	$106,058	$106,660
Restricted cash and marketable securities	12,794	13,506
Accounts receivable, net of allowance of $251,414 and $167,411, respectively	424,895	337,330
Supplies inventory	22,505	21,406
Prepaid and other current assets	64,454	75,771
Total current assets	630,706	554,673
Property and equipment, net	227,213	189,168
Investments in unconsolidated affiliates	111,006	169,170
Goodwill	4,300,102	3,970,210
Intangible assets, net	1,678,927	1,594,637
Other assets	48,985	21,450
Total assets	$6,996,939	$6,499,308
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$22,020	$20,377
Accounts payable	27,191	32,561
Accrued salaries and benefits	213,298	202,537
Accrued interest	18,577	30,480
Other accrued liabilities	101,625	119,237
Total current liabilities	382,711	405,192
Long-term debt, net of deferred financing costs of $40,768 and $47,174, respectively	2,591,895	2,357,956
Deferred income taxes	760,504	699,498
Other long-term liabilities	129,897	96,183
Commitments and contingencies
Noncontrolling interests – redeemable	177,877	175,732
Equity:
Preferred stock, no par value, 5,000 shares authorized, 1,725 shares issued and outstanding	166,632	166,632
Common stock, no par value, 120,000 shares authorized, 54,804 and 54,294 shares issued and outstanding, respectively	1,361,581	1,345,418
Retained earnings	891,507	781,413
Total AmSurg Corp. equity	2,419,720	2,293,463
Noncontrolling interests – non-redeemable	534,335	471,284
Total equity	2,954,055	2,764,747
Total liabilities and equity	$6,996,939	$6,499,308

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AMSG Reports Third-Quarter Results

November 1, 2016

AMSURG CORP. Unaudited Selected Consolidated Financial and Operating Data, continued (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Statement of Cash Flow Data:	2016	2015	2016	2015
Cash flows from operating activities:
Net earnings	$95,580	$98,279	$283,403	$257,781
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	31,585	24,106	90,711	70,536
Amortization of deferred loan costs	2,140	2,083	6,419	6,238
Provision for uncollectibles	152,244	68,032	359,290	212,546
Net gain on disposals and deconsolidations	(4,144)	(9,112)	(6,739)	(5,854)
Share-based compensation	6,175	3,727	21,243	11,319
Excess tax benefit from share-based compensation	(176)	(246)	(3,910)	(3,779)
Deferred income taxes	13,618	4,610	34,605	7,309
Equity in earnings of unconsolidated affiliates	(4,445)	(4,935)	(18,375)	(11,575)
Net change in fair value of contingent consideration	—	1,928	(2,598)	8,338
Increases (decreases) in cash and cash equivalents, net of acquisitions and dispositions:
Accounts receivable	(159,359)	(75,409)	(387,733)	(232,465)
Supplies inventory	(287)	(423)	(699)	(533)
Prepaid and other current assets	7,626	6,152	(16,118)	36,479
Accounts payable	(2,270)	3,012	(5,617)	2,316
Accrued expenses and other liabilities	13,781	52,112	(14,423)	64,760
Other, net	3,917	1,891	11,631	3,786
Net cash flows provided by operating activities	155,985	175,807	351,090	427,202
Cash flows from investing activities:
Acquisitions and related expenses	(70,623)	(37,458)	(351,736)	(233,490)
Acquisition of property and equipment	(26,389)	(14,341)	(64,007)	(47,006)
Increase in cash due to consolidation of previously unconsolidated affiliates	31,412	—	31,412	—
Purchases of marketable securities	—	(498)	(498)	(1,743)
Maturities of marketable securities	249	1,245	2,987	4,233
Other, net	2,236	(1,987)	(6,488)	(3,974)
Net cash flows used in investing activities	(63,115)	(53,039)	(388,330)	(281,980)
Cash flows from financing activities:
Proceeds from long-term borrowings and revolving credit facility	112,855	2,402	430,006	10,197
Repayment on long-term borrowings and revolving credit facility	(115,505)	(5,449)	(214,268)	(15,737)
Distributions to noncontrolling interests	(56,486)	(57,111)	(172,075)	(158,144)
Proceeds from issuance of common stock upon exercise of stock options	—	276	450	2,356
Repurchase of common stock	(457)	—	(6,145)	(3,684)
Other, net	(1,324)	(1,753)	(1,330)	(867)
Net cash flows provided by (used in) financing activities	(60,917)	(61,635)	36,638	(165,879)
Net increase (decrease) in cash and cash equivalents	31,953	61,133	(602)	(20,657)
Cash and cash equivalents, beginning of period	74,105	126,289	106,660	208,079
Cash and cash equivalents, end of period	$106,058	$187,422	$106,058	$187,422

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AMSG Reports Third-Quarter Results

November 1, 2016

AMSURG CORP.
Footnotes to Reconciliations of Non-GAAP Measures to GAAP Measures

(1)
We believe the calculation of adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders provides a better measure of our ongoing performance and provides better comparability to prior periods because it excludes discontinued operations, the gains or loss from deconsolidations, which are non-cash in nature, transaction costs, including associated debt extinguishment costs and deferred financing write-off, and acquisition-related amortization expense, changes in contingent purchase price consideration and share-based compensation expense. Adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the items excluded from it is a significant component in understanding and assessing financial performance. Because adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, it may not be comparable as presented to other similarly titled measures of other companies. For purposes of calculating adjusted earnings per share, we utilize the if-converted method to determine the number of diluted shares outstanding. In periods where utilizing the if-converted method is anti-dilutive, the mandatory convertible preferred stock will not be included in the calculation of diluted shares outstanding.

(2)
We define Adjusted EBITDA of AmSurg as earnings before interest expense, net, income taxes, depreciation, amortization, share-based compensation, transaction costs, changes in contingent purchase price consideration, gain or loss on deconsolidations and discontinued operations. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to Adjusted EBITDA as defined.

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